Exhibit 99.20
Fourth Quarter and Year End 2002 Financial Results
Johnson & Johnson
Excluding Special Charges
2002 Fourth Quarter EPS Rose 17.9% on Sales Increase of 14.3%; 2002 EPS Rose 16.8% on Sales Increase of 12.3% Johnson & Johnson had record sales for the 2002 fourth quarter of $9.4 billion, an increase of 14.3% over the prior year. Excluding the impact of currency, worldwide sales increased 12.8%. Domestic sales were up 13.2%, while international sales increased 12.1% on an operational basis. Worldwide sales for the year 2002 were $36.3 billion, an increase of 12.3% over 2001. Excluding the impact of currency, worldwide sales increased 12.1%.
Net earnings and diluted earnings per share for the fourth quarter were $1.4 billion and $.46, increases of 25.2% and 27.8%, respectively, as compared to the same period in 2001, which included special charges. Excluding the after-tax effect of $105 million in special charges in the fourth quarter of 2001, related to in-process R&D costs associated with the acquisitions of Inverness Medical Technology and TERAMed, Inc., net earnings and diluted earnings per share increased over the fourth quarter of 2001 by 14.4% and 17.9%, respectively.
Net earnings and diluted earnings per share for the year, including special charges, were $6.6 billion and $2.16, increases of 16.4% and 17.4%, respectively, as compared to 2001. Excluding special charges, net earnings for the year were a record $6.8 billion and earnings per share were $2.23, representing increases of 15.0% and 16.8% as compared to 2001. The after-tax special charges of $189 million taken in 2002 include in-process R&D costs associated with the acquisitions of Tibotec-Virco and Obtech Medical AG. The after-tax special charges taken in 2001 include $231 million related to the ALZA merger and Inverness Medical Technology and TERAMed, Inc., acquisitions.
"Johnson & Johnson had another strong year in 2002, with continued double-digit growth in sales and earnings," said William C. Weldon, Chairman and Chief Executive Officer. "These results reflect the broad-based strength and vitality of our businesses, particularly in medical devices and diagnostics and pharmaceuticals." Mr. Weldon also stated, "As we look to the future, our focus is on delivering on the promise of technology, capitalizing on synergies across our broadly based businesses and on our global presence." Worldwide Pharmaceutical sales of $17.2 billion for the full year 2002 represented an increase of 15.5% versus the prior year on a reported basis and 14.8% operationally. Domestic sales increased 16.4%, while international sales increased 11.1% on an operational basis.
Sales growth reflects the strong performance of PROCRIT/EPREX, for the treatment of anemia; REMICADE, a treatment for rheumatoid arthritis and Crohn's disease; RISPERDAL, an antipsychotic medication; DURAGESIC, a transdermal patch for chronic pain; TOPAMAX, an antiepileptic, and ACIPHEX/PARIET, a proton pump inhibitor for gastrointestinal disorders.
During the fourth quarter, the Company received U.S. Food and Drug Administration (FDA) approval for LEVAQUIN (levofloxacin) for an additional indication for the treatment of nosocomial pneumonia, the second most common hospital acquired infection, and for ACIPHEX (rabeprazole sodium) for the treatment of H. pylori eradication, the single most common cause of peptic ulcers.
The Company also filed several new drug applications with the FDA. These include TOPAMAX (topiramate) for the prevention of migraine headaches in adults as well as for use as monotherapy in epilepsy (it is currently approved as adjunctive treatment), LEVAQUIN for a five-day treatment of community-acquired pneumonia, and RISPERDAL (risperidone) as both adjunctive and monotherapy for the treatment of bipolar disorder.
Also in the quarter, the Company announced a definitive agreement to acquire OraPharma, a specialty pharmaceutical company focused on the development and commercialization of unique therapeutics in oral health products. The acquisition will provide entry into the oral health professional marketplace by providing a synergistic line of prevention and treatment products to maintain periodontal health. The transaction is valued at approximately $85 million, net of cash, and is expected to close in the first quarter of 2003. Worldwide Medical Devices and Diagnostics achieved sales of $12.6 billion in 2002, which represented an increase over the prior year of 12.9% on both a reported and an operational basis. Domestic and international sales increased 13.0% and 12.8%, respectively. Strong sales growth was achieved in each of the major franchises within this segment - Cordis's circulatory disease management products; DePuy's orthopaedic joint reconstruction and spinal products; Ethicon's wound care, surgical sports medicine and women's health products; LifeScan's blood glucose monitoring products; Ethicon Endo-Surgery's minimally invasive surgical products; Ortho-Clinical Diagnostics' professional diagnostic products, and Vistakon's disposable contact lenses.
In the fourth quarter, the FDA's Circulatory System Devices Advisory Panel voted unanimously, with conditions, to recommend FDA approval of the CYPHER Sirolimus-eluting stent. This drug-eluting coronary stent is the first of its kind to be recommended for FDA approval. Clinical results of the CYPHER stent indicate a significant reduction of in-stent restenosis and revascularization rates as compared to bare metal stents.
Also in the quarter, the FDA's Orthopaedic and Rehabilitation Devices Panel unanimously recommended in favor of FDA approval, with conditions, for the INDEPENDENCE iBOT Mobility System. The iBOT Mobility System is a unique device that offers benefits for individuals with mobility-related disabilities. The device can be used to navigate difficult terrain, climb stairs and ramps, and balance at standing height on two wheels.
In December, Ethicon received FDA clearance to market VICRYL Plus Antibacterial Suture, the first and only suture designed with an antibacterial agent. Designed to reduce bacterial colonization on the suture, VICRYL Plus may help reduce the risk of complications associated with surgery. Worldwide Consumer sales were $6.6 billion in 2002, an increase of 3.9% over the prior year on a reported basis and 4.6% operationally.
Domestic  sales  increased 4.5%, while  international  sales increased 4.6% on an operational basis. Consumer sales achieved strong growth in skin care products (NEUTROGENA, CLEAN & CLEAR and AVEENO) and wound care products, as well as in McNeil Nutritional's SPLENDA sweetener products and VIACTIV calcium chews.
Johnson & Johnson, with approximately 108,300 employees, is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical device and diagnostic markets. Johnson & Johnson has 198 operating companies in 54 countries around the world, selling products in more than 175 countries.
NOTE TO INVESTORS
(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99(b) of the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2001. Copies of this Form 10-K are available online at www.sec.gov or on request from the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.)

Johnson & Johnson and Subsidiaries
Supplementary Sales Data

(Unaudited; Dollars in Millions)
                           FOURTH QUARTER
                   2002    2001   Percent  Percent   Percent
                                  Change   Change    Change
                                  Total    Operations Currency
Sales to customers
 by segment of
 business
 Consumer
   Domestic           $888    850     4.5 %      4.5        --
   International       762    701     8.7        9.0     (0.3)
                     1,650  1,551     6.4        6.5     (0.1)
 Pharmaceutical
   Domestic          3,088  2,651    16.5       16.5        --
   International     1,347  1,169    15.2        8.7       6.5
                     4,435  3,820    16.1       14.1       2.0

Medical Device &
 Diagnostics
   Domestic          1,770  1,574    12.5       12.5        --
   International     1,548  1,280    20.9       16.9       4.0
                     3,318  2,854    16.3       14.5       1.8

Domestic             5,746  5,075    13.2       13.2        --

International        3,657  3,150    16.1       12.1       4.0

Worldwide           $9,403  8,225    14.3 %     12.8       1.5




Johnson & Johnson and Subsidiaries
Supplementary Sales Data

(Unaudited; Dollars in Millions)
                                 TWELVE MONTHS
                   2002    2001   Percent   Percent    Percent
                                  Change    Change     Change
                                  Total     Operations Currency
Sales to customers
 by segment of
 business
 Consumer
   Domestic         $3,605 3,449       4.5 %      4.5        --
   International     2,959 2,871       3.1        4.6     (1.5)
                     6,564 6,320       3.9        4.6     (0.7)
 Pharmaceutical
   Domestic         11,919 10,240     16.4       16.4        --
   International     5,232  4,611     13.5       11.1       2.4
                    17,151 14,851     15.5       14.8       0.7

Medical Device &
 Diagnostics
   Domestic          6,931  6,136     13.0       13.0        --
   International     5,652  5,010     12.8       12.8        --
                    12,583 11,146     12.9       12.9        --

Domestic            22,455 19,825     13.3       13.3        --

International       13,843 12,492     10.8       10.3       0.5

Worldwide          $36,298 32,317     12.3 %     12.1       0.2




Johnson & Johnson and Subsidiaries
Supplementary Sales Data

(Unaudited; Dollars in Millions)
                           FOURTH QUARTER
                     2002    2001  Percent  Percent    Percent
                                   Change   Change     Change
                                   Total    Operations Currency
Sales to customers
 by geographic area

Domestic             $5,746   5,075   13.2 %     13.2       --

Europe                2,047   1,687   21.3        9.3     12.0
Western Hemisphere
 excluding U.S.         511     530   (3.6)      15.3    (18.9)
Asia-Pacific, Africa  1,099     933   17.8       15.4      2.4
International         3,657   3,150   16.1       12.1      4.0

Worldwide            $9,403   8,225   14.3 %     12.8      1.5


Johnson & Johnson and Subsidiaries
Supplementary Sales Data

(Unadited; Dollars in Millions)           TWELVE MONTHS

                2002     2001   Percent     Percent    Percent
                                Change      Change     Change
                                Total       Operations Currency
Sales to
customers
 by geographic
area

Domestic        $22,455   19,825     13.3 %      13.3       --

Europe            7,636    6,687     14.2         8.3      5.9
Western
Hemisphere        2,018    2,070    (2.5)        10.9   (13.4)
 excluding U.S.
Asia-Pacific,     4,189    3,735     12.2        13.6    (1.4)
Africa
International    13,843   12,492     10.8        10.3      0.5

Worldwide       $36,298   32,317     12.3 %      12.1      0.2




Johnson & Johnson and Subsidiaries
Condensed Consolidated Statement of Earnings

(Unaudited; in Millions Except
Per Share Figures)
                                 FOURTH QUARTER
                  2002      2002    2001     2001    Percent
                 Amount    Percent Amount   Percent  Increase
                             to               to    (Decrease)
                            Sales            Sales

Sales to            $9,403     100.0 $8,225      100.0      14.3
 customers
Cost of products     2,797      29.7  2,502       30.4      11.8
 sold
Selling,             3,350      35.6  3,089       37.5       8.4
marketing
 and
administrative
 expenses
Research Expense     1,242      13.2  1,104       13.4      12.5
Interest (income)     (12)     (0.1)   (74)      (0.9)
 expense, net
Other (income)         177       1.9     55        0.7
 expense, net
Earnings from        1,849      19.7  1,549       18.9      19.4
 Operations
before
 In-process R&D
In-process R&D          --        --    105        1.3
Earnings before      1,849      19.7  1,444       17.6      28.0
 provision for
 taxes on income
Provision for          465       5.0    339        4.2      37.2
 taxes on income
Net earnings        $1,384      14.7 $1,105       13.4      25.2

Net earnings per                                            27.8
 share (Diluted)     $0.46           $0.36

Average shares
outstanding        3,023.7          3,121.2
 (Diluted)

Effective tax
 rate                 25.1 %           23.5 %


Johnson & Johnson and Subsidiaries
Condensed Consolidated Statement of Earnings

(Unaudited; in Millions Except
Per Share Figures)
                                        YEAR

                  2002     2002       2001    2001      Percent
                 Amount    Percent   Amount  Percent   Increase
                             to                to     (Decrease)
                            Sales             Sales

Sales to          $36,298      100.0 $32,317      100.0      12.3
 customers
Cost of products   10,447       28.8  9,581       29.7       9.0
 sold
Selling,           12,216       33.7 11,260       34.8       8.5
marketing
 and
administrative
expenses
Research expense    3,957       10.9  3,591       11.1      10.2
Interest (income)    (96)      (0.3)  (303)      (0.9)
 expense, Net
Other (income)        294        0.8    185        0.6
 expense, net
Earnings from       9,480       26.1  8,003       24.7      18.5
 Operations
before
 In-Process R&D
In-process R&D        189        0.5    105        0.3
Earnings before     9,291       25.6  7,898       24.4      17.6
 provision for
taxes
 on income
Provision for       2,694        7.4  2,230        6.9      20.8
taxes
 on income
Net earnings       $6,597       18.2 $5,668       17.5      16.4

Net earnings per    $2.16             $1.84                 17.4
 share (Diluted)

Average shares    3,054.1            3,099.3
outstanding
 (Diluted)

Effective tax        29.0 %            28.2 %
 rate
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